UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant    ☐

Filed by a Party other than the Registrant    ☑

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☑    Soliciting Material Pursuant to §240.14a-12

CATALYST BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

JDS1, LLC

CCUR HOLDINGS, INC.

CIDM II, LLC

JULIAN D. SINGER

DAVID S. OROS

SHELLY C. LOMBARD

MATTHEW STECKER

IGOR VOLSHTEYN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

JDS1, LLC, CCUR Holdings, Inc., CIDM II, LLC, Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn (collectively, “JDS1”), are filing this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with JDS1’s plans to solicit proxies from the stockholders of Catalyst Biosciences, Inc., a Delaware Corporation (the “Company”), in connection with the Company’s 2022 Annual Meeting of Stockholders, any special meeting held in lieu thereof, and at any and all adjournments or postponements thereof (the “2022 Annual Meeting”).

Schedule 13D Amendment No. 10 Filed on April 21, 2022

On April 21, 2022, JDS1 filed Amendment No. 10 to its Schedule 13D with respect to the Company (the “Schedule 13D/A”). The following disclosure was included in Item 4 of the Schedule 13D/A and is being included in this Schedule 14A because such disclosure may be deemed to be solicitation material in connection with JDS1’s plans to solicit proxies from the Company’s stockholders for use at the 2022 Annual Meeting:

“Item 4 is hereby amended to add the following:

As previously disclosed, on March 15, 2022, JDS1, acting pursuant to Section 220 of the Delaware General Corporation Law, delivered a letter to the Issuer demanding the right to inspect certain books, records, and documents of the Issuer and to make and/or receive copies or extracts therefrom (the “JDS1 Inspection Demand”). The books, records, and documents that JDS1 is seeking to inspect pursuant to the JDS1 Inspection Demand relate, in large part, to the record and beneficial ownership of the outstanding Shares. As noted in the JDS1 Inspection Demand, the purpose of the demand is to enable JDS1 to communicate with, and solicit proxies from, the other stockholders of the Issuer with respect to matters relating to their mutual interests as stockholders of the Issuer, including, but not limited to, the composition and structure of the Board of Directors of the Issuer (the “Board”), the election of directors at the Issuer’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”), any other proposals that JDS1 may submit for consideration at the 2022 Annual Meeting, and any other matters that may properly come before the 2022 Annual Meeting.

As of April 20, 2022, more than a month after having delivered the JDS1 Inspection Demand to the Issuer, JDS1 has not received any documents from the Issuer in response to the JDS1 Inspection Demand and has not received any firm commitment from the Issuer as to which of the documents requested by JDS1 would be provided or when any of the documents requested by JDS1 would be provided. Accordingly, on April 20, 2022, JDS1 filed a complaint against the Issuer in the Delaware Court of Chancery seeking to compel the Issuer to produce the documents responsive to the JDS1 Inspection Demand and requesting that the Delaware Court of Chancery order the Issuer to pay reasonable attorneys’ fees and expenses incurred by JDS1 in connection with the JDS1 Inspection Demand and the related litigation.

JDS1 continues to take the necessary steps to prepare for a proxy contest in connection with the 2022 Annual Meeting, JDS1 continues to believe that, given the precipitous decline in the per share price of the Common Stock over the past year, the Board is in urgent need of fresh stockholder representation and that the three nominees JDS1 has proposed for election to the Board at the 2022 Annual Meeting, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn, can help the Board to explore opportunities to unlock stockholder value. As of the close of business on April 20, 2022, the Common Stock closed at a price of $0.53 per share, which represents an approximately 89.42% decline from the Common Stock’s closing price of $4.98 per share on April 21, 2021. In addition, the Common Stock has spent more than thirty (30) consecutive trading days below $1.00, the latter condition subjecting the Issuer to the risk of being delisted by Nasdaq.

Except as set forth in this Schedule 13D or such as would occur upon or in connection with completion of, or following, any of the actions discussed in this Schedule 13D, no Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D. The Reporting Persons intend to review their investment in the Issuer on a continuing basis. Depending on various factors including, without limitation, the Issuer’s financial position and strategic direction, actions taken by the Board, the price levels of the Shares, other investment opportunities available to the Reporting Persons, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate including, without limitation, engaging in communications with management and/or the Board, engaging in communications with one or more stockholders of the Issuer and others about the Issuer and the Reporting Persons’ investment, making suggestions and/or proposals concerning the Issuer’s capitalization, ownership structure, operations, prospects, business and financial strategies, strategic transactions, assets and liabilities, business and financing alternatives, the structure and composition of the Board, and such other matters as the Reporting Persons may deem relevant to their investment in the Issuer, selling some or all of their Shares in the open market or otherwise, engaging in short selling of or any hedging or similar transaction with respect to the Shares, acquiring additional Shares and/or other equity, debt, notes, other securities, or derivative or other instruments that are based upon or relate to the value of securities of the Issuer, or changing their intention with respect to any and all matters referred to in Item 4.”

Important Additional Information and Certain Information Concerning the Participants

JDS1 intends to file a preliminary proxy statement and accompanying proxy card with the SEC to be used to solicit proxies from the Company’s stockholders in connection with the 2022 Annual Meeting to have stockholders elect three director nominees to the Company’s Board of Directors (the “Board”) and approve a non-binding proposal requesting that the Board take the necessary steps to declassify the Board (in a manner that does not affect the unexpired terms of the previously elected directors) so that all directors are elected on an annual basis commencing at the next annual meeting of stockholders after the 2022 Annual Meeting.

JDS1 STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTPS://WWW.SEC.GOV.

The participants in the proxy solicitation are anticipated to be JDS1, LLC, a Delaware limited liability company, CCUR Holdings, Inc., a Delaware corporation, CIDM II, LLC, a Delaware limited liability company, Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn.

As of the date hereof, JDS1, LLC directly beneficially owns 780,432 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), including 500 shares of Common Stock held in record name. As of the date hereof, CCUR Holdings, Inc. directly beneficially owns 532,100 shares of Common Stock. JDS1, LLC, as an affiliate of CCUR Holdings, Inc., may also be deemed to be the beneficial owner of the 532,100 shares of Common Stock held by CCUR Holdings, Inc. As of the date hereof, CIDM II, LLC does not directly own any shares of Common Stock, but, as the asset manager to CCUR Holdings, Inc., may be deemed the beneficial owner of the 532,100 shares of Common Stock beneficially owned by CCUR Holdings, Inc. As of the date hereof, Mr. Singer does not directly own any shares of Common Stock, but may be deemed to have beneficial ownership of the Common Stock as a result of being the managing member of each of JDS1 and CIDM II, LLC and an affiliate of CCUR Holdings, Inc. Accordingly, Mr. Singer may be deemed to beneficially own (i) the 780,432 shares of Common Stock directly beneficially owned by JDS1, LLC, and (ii) the 532,100 shares of Common Stock directly beneficially owned by CCUR Holdings, Inc. As of the date hereof, Mr. Oros directly beneficially owns 338,600 shares of Common Stock. As of the date hereof, none of Ms. Lombard and Messrs. Stecker and Volshteyn beneficially owned any shares of Common Stock.